FORM 3              U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person

     Aronin, Jeffrey S.
     --------------------------------
     (Last)     (First)      (Middle)

    1515 West 22nd Street, Suite 1210
     --------------------------------
     (Street)

    Oak Brook, Illinois 60521
------------------------------------------------
     (City)     (State)          (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

     July 8, 1997
     ---------------

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol

     MedCare Technologies, Inc. (MCAR)
     ---------------------------------

5.   Relationship of Reporting Person to Issuer (Check all applicable)

     X    Director                 10% Owner

     X Officer (give title below) ____ Other (specify below)

        President
          ----------------

6.   If Amendment, Date of Original (Month/Day/Year)

Table 1   Non-Derivative Securities Beneficially Owned

                   2.  Amount of        3.  Ownership Form:
1. Title of        Securities           Direct (D) or      4.Nature of Indirect
Security           Beneficially Owned   Indirect (I)       Beneficial Ownership
Common Stock       1,000                I                  Fidelity

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                                          Owner-
             Date Exercisable   Title and Amount    Conver-    ship
             And Expiration     of Securities       sion or    Form of    Nature
             Date (Month/       Underlying Deriva-  Exercise   Deriv-     of In-
             Day/Year)          tive Security       Price of   ative      direct
                                                    Derivative Security:  Bene-
1. Title of  Date     Expira-   Title    Amount or  Security   Direct     ficial
Derivative   Exer-    tion               Number                (D) or In- Owner-
Security     cisable  Date               of Shares             direct (I) ship
1997 Stock                      Common
Option Plan   11/1/96 7/1/05    Stock    250,000    $6.50      D

Explanation of Responses:

                                   /s/ Jeffrey S. Aronin              5/27/98
                                   ------------------------           -------
                                   **Signature of Reporting Person    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).